Exhibit 5.06

Entergy Services, LLC 639 Loyola Avenue (70113)
P.O. Box 61000
New Orleans, LA 70161
Tel: 504-576-2384
Fax: 504-576-4150 e-mail: bcrunk@entergy.com
Blair A. Crunk
Senior Counsel
Corporate and Securities

August 13, 2026

Entergy Louisiana, LLC

4809 Jefferson Highway

Jefferson, Louisiana 70121

Ladies and Gentlemen:

I have acted as counsel for Entergy Louisiana, LLC (the “Company”) in connection with the Registration Statement on Form S-3 (File No. 333-289302-04) (the “Registration Statement”), relating to $500,000,000 aggregate principal amount of the Company’s Collateral Trust Mortgage Bonds, 5.50% Series due September 15, 2036 (the “2036 Bonds”) and $500,000,000 aggregate principal amount of its Collateral Trust Mortgage Bonds, 6.20% Series due September 15, 2056 (the “2056 Bonds” and, together with the 2036 Bonds, the “Bonds”). The Bonds have been issued pursuant to the Company’s Mortgage and Deed of Trust, dated as of November 1, 2015, with The Bank of New York Mellon, as trustee (the “Trustee”) (the Mortgage, as amended and supplemented, including by the Twenty-third Supplemental Indenture, dated as of August 1, 2026, and the officer’s certificates, dated as of August 10, 2026, establishing the terms of the Bonds, being hereinafter referred to as the “Mortgage”).

In my capacity as such counsel, I have examined the Registration Statement and the Mortgage. As to questions of fact material to the opinions expressed herein, I have relied upon representations and certifications of the officers of the Company and appropriate public officials without independent verification of such matters except as otherwise described herein. I have also examined or have caused to be examined such other documents and have satisfied myself as to such other matters as I have deemed necessary in order to render this opinion. In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to me as originals, the conformity with the originals of all documents submitted to me as certified, facsimile or electronic copies and the authenticity of the originals of all documents submitted to me as copies and the enforceability of all documents submitted to me against parties other than the Company. I have also assumed that the form and

Entergy Louisiana, LLC

August 13, 2026

content of all documents submitted to me as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered, and that there has been no oral or written modification of or amendment to any of the documents I have reviewed, and that there has been no waiver of any provision of any such documents, by action or omission of the parties or otherwise. Furthermore, I have not examined the Bonds, except specimens thereof, and I have relied upon a certificate of the Trustee as to the authentication and delivery thereof.

Subject to the foregoing and the further exceptions and qualifications set forth below, I am of the opinion that the Bonds are binding obligations of the Company.

I am a member of the Bar of the State of Louisiana, and this opinion is limited to the laws of the State of Louisiana. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of New York or the federal laws of the United States, I have relied upon the opinion of Morgan, Lewis & Bockius LLP, subject to the assumptions therein, which is being filed as Exhibit 5.05 to the Registration Statement. To the extent that this opinion relates to or is dependent upon matters governed by the laws of the State of Texas, I have relied upon the opinion of even date herewith addressed to you of Husch Blackwell LLP, subject to the assumptions therein, which is being filed as Exhibit 5.07 to a Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement. As to all matters of the laws of the State of Louisiana, Morgan, Lewis & Bockius LLP and Husch Blackwell LLP are authorized to rely on this opinion as if it were addressed to each of them.

I further note that the binding nature of the Company’s obligations with respect to the Bonds may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, receivership, fraudulent transfer, preference, moratorium, reorganization or other similar laws affecting enforcement of mortgagees’ and other creditors’ rights and by general equitable principles (whether considered in a proceeding in equity or at law) and principles of public policy, including the possible unavailability of specific performance or injunctive relief, and (b) concepts of materiality, reasonableness, good faith and fair dealing and by the discretion of the court before which any proceeding therefor may be brought.

I hereby consent to the filing of this opinion as Exhibit 5.06 to a Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement. I also consent to the reference to me in the prospectus included in the Registration Statement under the caption “Legality.” In giving the foregoing consents, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Blair A. Crunk